As filed with the Securities and Exchange Commission on July 5, 2001
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              GLOBUS WIRELESS, LTD.
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             (Exact name of registrant as specified in its charter)

                  NEVADA                                              4812
         (State or other jurisdiction of                      (Primary Standard Industrial
         incorporation or organization)                       Classification Code Number)

                                 1955 Moss Court
                            Kelowna, British Columbia
                                 Canada V1Y 9L3
                                  250-860-3130

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                    (Address of principal executive offices)

                            2001 Stock Incentive Plan
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                            (Full title of the plan)


                            Bernard Penner, Chairman
                                 1955 Moss Court
                            Kelowna, British Columbia
                                 Canada V1Y 9L3
                                  250-860-3130



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                     (Name and address of agent for service)

                        Copies of all communications to:

                                Gregory Sichenzia
                     Sichenzia, Ross, Friedman & Ference LLP
                              135 West 50th Street
                                   20th Floor
                               New York, NY 10020
                                 (212) 664-1200

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
===============================================================================================================================
================================= ====================== ======================= ====================== =======================
                                                            Proposed maximum       Proposed maximum
      Title of each class                                  offering price per     aggregate offering
 of securities to be registered       Amount to be               share*                  price                Amount of
                                       registered                                                          registration fee
--------------------------------- ---------------------- ----------------------- ---------------------- -----------------------
 Common Stock, $.001 par value          2,400,000                 $.55                $1,375,000                 $345
           per share
================================= ====================== ======================= ====================== =======================

*Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the closing price reported on June 4, 2001, as reported on the Over-The-Counter Bulletin Board.

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
PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

         The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

         Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the 2001 Stock Incentive Plan are available without charge by contacting:

                            Nick Wizinsky, Secretary
                                 1955 Moss Court
                             Kelowna, British Canada
                                 Canada V1Y 9L3


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         GLOBUS WIRELESS, LTD. hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

         (a) GLOBUS WIRELESS, LTD.'s latest annual report filed pursuant to
Section 13(a) or 15(d) of the Exchange Act.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by GLOBUS WIRELESS, LTD.'s document referred to in (a) above.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the shares of Common Stock offered hereby will be passed upon for GLOBUS WIRELESS, LTD. by Sichenzia, Ross, Friedman & Ference LLP, 135 West 50th Street, 20th Floor, New York, NY 10020. Attorneys who are partners or employed by Sichenzia, Ross, Friedman & Ference LLP who have provided advice with respect to this matter in the aggregate own 10,000 shares.

Item 6.  Indemnification of Directors and Officers.

         Article VII of GLOBUS WIRELESS, LTD.'s Articles of Incorporation authorizes GLOBUS WIRELESS, LTD. to indemnify any and all persons who may serve or who have served at any time as directors or officers or who at the request of the Board of Directors of GLOBUS WIRELESS, LTD., may serve or any time have served as directors or officers of another corporation in which GLOBUS WIRELESS, LTD. at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgements, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers of GLOBUS WIRELESS, LTD., or of such other corporation, except in relation to matters as to which any such director or officer of GLOBUS WIRELESS, LTD., or of such other corporation or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by law, agreement, vote of shareholder or otherwise.

         Also, Article VIII of GLOBUS WIRELESS, LTD.'s Articles of Incorporation provides that no contract or other transaction between GLOBUS WIRELESS, LTD. and any other firm or corporation shall be affected by the fact that a director or officer of GLOBUS WIRELESS, LTD. has an interest in, or is a director or officer of GLOBUS WIRELESS, LTD. or any other corporation. Any officer or director, individually or with others, may be a party to, or may have an interest in, any transaction of GLOBUS WIRELESS, LTD. or any transaction in which GLOBUS WIRELESS, LTD. is a party or has an interest. Each person who is now or may become an officer or director of GLOBUS WIRELESS, LTD. is hereby relieved from liability that he might otherwise obtain in the event such officer or director contracts with GLOBUS WIRELESS, LTD. for the benefit of himself or any firm or other corporation in which he may have an interest, provided such officer or director acts in good faith.

         In addition, GLOBUS WIRELESS, LTD. maintains directors' and officers' liability insurance under which GLOBUS WIRELESS, LTD.'s directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         The Exhibits to this Registration Statement are listed in the Index to Exhibits.

Item 9.  Undertakings.

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     To  include  any  material   information   with  respect  to  the  plan  of
distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements of filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kelowna, British Columbia, Canada, July 5, 2001.


GLOBUS WIRELESS, LTD.

By:  /s/ Bernard Penner
         Bernard Penner, Chairman of the Board


            In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.
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

              SIGNATURE                                   CAPACITY                          DATE
              ---------                                   ---------                         ----


/s/ Tom W. Pick                       President and Chief Executive Officer, Director     July 5, 2001
Tom W. Pick

/s/ Nick Wizinsky                     Chief Financial Officer & Director                  July 5, 2001
Nick Wizinsky

/s/ Hans Schroth                      Director                                            July 5, 2001
Hans Schroth

/s/ Norm Hawkins                      Director                                            July 5, 2001
Norm Hawkins

/s/ Gregory Sichenzia                 Director                                            July 5, 2001
Gregory Sichenzia

                                INDEX TO EXHIBITS


Exhibit Number                              Description

         4.1                        2001 Stock Incentive Plan *

         5.1                        Consent of Sichenzia, Ross, Friedman & Ference LLP*

         23.1                       Consent of KPMG LLP*

         23.2                       Consent of Sichenzia, Ross & Friedman LLP (included in Exhibit 5.1)*

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*        Filed herewith.